Exhibit 99.1

NCS Multistage Holdings, Inc. 19450 State Highway 249, Suite 200 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2018 RESULTS

First Quarter Highlights

•	Total revenue of $70.7 million, a 21% year-over-year increase
•	Net income of $11.0 million; adjusted net income of $9.8 million
•	Earnings per diluted share of $0.23; adjusted earnings per diluted share of $0.21
•	Adjusted EBITDA of $18.7 million and a 26% Adjusted EBITDA margin
•	Total liquidity of $78.7 million, comprised of $23.7 million in cash on hand and $55.0 million of revolver availability

HOUSTON, May 7, 2018  – NCS Multistage Holdings, Inc. (NASDAQ: NCSM) (“NCS” or the “Company”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies, today announced its results for the quarter ended March 31, 2018.

Financial Review

Revenues were $70.7 million for the quarter ended March 31, 2018, an increase of $12.1 million or 21% as compared to the first quarter of 2017. This increase was primarily attributable to an increase in the volume of sales  of our completions products and services due to higher customer drilling and well completion activity,  as well as the contributions from Repeat Precision, LLC (“Repeat Precision”), which was acquired on February 1, 2017, and Spectrum Tracer Services, LLC (“Spectrum”), which was acquired on August 31, 2017. Total revenues increased by 41% as compared to the fourth quarter of 2017 with increases of 9% in the U.S., 61% in Canada and 125% in other countries.

Net income was $11.0 million, or $0.23 per diluted share for the quarter ended March 31, 2018, which included a net benefit of $1.6 million ($1.2 million after tax, or $0.02 per diluted share) related to the change in fair value of contingent consideration and certain other items. Adjusted net income, which excludes these items, was $9.8 million or $0.21 per diluted share for the quarter ended March 31, 2018. This compares to a net income of $6.6 million, or $0.18 per diluted share in the first quarter of 2017, which included a net expense of $2.6 million ($2.0 million after tax, or $0.05 per diluted share) related to professional expenses incurred in connection with the initial public offering of our common stock (“IPO”) and acquisitions and realized and unrealized foreign currency gains and losses. Adjusted net income, which excludes these items, was $8.6 million or $0.23 per diluted share for the quarter ended March 31, 2017.

Adjusted EBITDA was $18.7 million for the quarter ended March 31, 2018,  a decrease of $(0.6) million as compared to the first quarter of 2017.  Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, increased to $37.1 million, or 52% of total revenues in the first quarter of 2018, as compared to $29.3 million, or 50% of total revenues, in the year ago period. This was offset by an increase in selling, general and administrative (“SG&A”) expenses in the first quarter as compared to the prior year, primarily related to increases in personnel to support growth, the inclusion of Spectrum SG&A and public company costs.  As a result, Adjusted EBITDA margin for the quarter was 26%, as compared to 33% for the first quarter of 2017.

Capital Expenditures and Liquidity

The Company spent $1.0 million in capital expenditures, net during the first quarter of 2018.

As of March 31, 2018, the Company had $23.7 million in cash, total availability under its revolving credit facility of $55.0 million and $27.7 million in total debt.

Review and Outlook

NCS’s Chief Executive Officer, Robert Nipper, commented, “We are very pleased with our first quarter results. In Canada, we grew our revenue by 13% on a year-over-year basis during a period when the average rig count was lower by 9%. This reflects organic growth as well as the contribution from Spectrum. In the U.S., we grew our revenue by 46% on a year-over-year basis and by 9% as compared to the fourth quarter of 2017. While our results were hampered by logistical issues impacting the broader U.S. completions market during the quarter, we are excited by the growth in our product sales in the U.S., which increased by 59% as compared to the fourth quarter of 2017, with sequential increases in sliding sleeve, Airlock and composite plug sales volumes. In our international business, we installed sliding sleeves in an offshore well for the first time during the quarter, with the well to be completed during the second quarter. This is an exciting first for NCS, and highlights the broad range of applications for our technology.

We are seeing continued positive results from cross-selling initiatives that leverage the full breadth of our capabilities, including completions systems, tracer diagnostics and reservoir solutions. While an exceptionally wet spring in Canada may lead to an extended Spring Break-up this year, impacting our Canadian revenue in the second quarter, we continue to expect that our annual revenues in 2018 will grow by 35% - 45%, primarily driven by growth in the U.S.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2018 results on Tuesday, May 8, 2018 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 400-1696. To join the conference call from outside of the United States, participants may dial (703) 736-7385. The conference access code is 7067549. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investors section of the Company’s website, http://www.ncsmultistage.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 859-2056 within the United States or (404) 537-3406 outside of the United States. The conference call replay access code is 7067549. The replay will also be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well completions and field development strategies. The Company provides products and services to exploration and production companies for use in horizontal wells in unconventional oil and natural gas formations throughout North America and in selected international markets, including Argentina, China and Russia. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “NCSM.” Additional information is available on the Company’s website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity within Canada and the United States; oil and natural gas price fluctuations; loss of significant customers; inability to successfully implement our strategy of increasing sales of products and services into the United States; significant competition for our products and services; our inability to successfully develop and implement new technologies, products and services; our inability to protect and maintain critical intellectual property assets; currency exchange rate fluctuations; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; our inability to accurately predict customer demand; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including environmental regulations and the U.S. Tax Cuts and Jobs Act of 2017; loss of our information and computer systems; system interruptions or failures, including cyber-security breaches, identity theft or other disruptions that could compromise our information; our failure to establish and maintain effective internal control over financial reporting; our success in attracting and retaining qualified employees and key personnel; our inability to satisfy technical requirements and other specifications under contracts and contract tenders and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Ryan Hummer

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenues
Product sales	$50,108	$45,574
Services	20,578	13,062
Total revenues	70,686	58,636
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	24,703	24,715
Cost of services, exclusive of depreciation and amortization expense shown below	8,889	4,639
Total cost of sales, exclusive of depreciation and amortization expense shown below	33,592	29,354
Selling, general and administrative expenses	21,027	12,772
Depreciation	1,099	564
Amortization	3,321	6,022
Change in fair value of contingent consideration	(1,353)	—
Income from operations	13,000	9,924
Other income (expense)
Interest expense, net	(457)	(1,509)
Other income, net	84	974
Foreign currency exchange gain (loss)	183	(941)
Total other expense	(190)	(1,476)
Income before income tax	12,810	8,448
Income tax expense	945	2,100
Net income	11,865	6,348
Net income (loss) attributable to non-controlling interest	887	(202)
Net income attributable to NCS Multistage Holdings, Inc.	$10,978	$6,550
Earnings per common share
Basic earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.24	$0.18
Diluted earnings per common share attributable to NCS Multistage Holdings, Inc.	$0.23	$0.18
Weighted average common shares outstanding
Basic	44,252	34,006
Diluted	47,114	36,746

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$23,680	$33,809
Accounts receivable—trade, net	60,774	47,880
Inventories	30,397	33,135
Prepaid expenses and other current assets	2,039	1,616
Other current receivables	775	1,369
Total current assets	117,665	117,809
Noncurrent assets
Property and equipment, net	24,385	23,651
Goodwill	181,481	184,478
Identifiable intangibles, net	130,913	136,412
Deposits and other assets	1,525	1,563
Total noncurrent assets	338,304	346,104
Total assets	$455,969	$463,913
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$9,984	$7,448
Accrued expenses	4,078	6,673
Income taxes payable	384	10,561
Current contingent consideration	9,618	—
Other current liabilities	2,200	1,673
Current maturities of long-term debt	5,612	5,334
Total current liabilities	31,876	31,689
Noncurrent liabilities
Long-term debt, less current maturities	22,060	21,702
Noncurrent contingent consideration	1,864	12,835
Other long-term liabilities	1,223	4,513
Deferred income taxes, net	21,805	24,183
Total noncurrent liabilities	46,952	63,233
Total liabilities	78,828	94,922
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, one share issued and outstanding at
March 31, 2018 and December 31, 2017, respectively	—	—
Common stock, $0.01 par value, 225,000,000 shares authorized, 44,649,449 shares issued and 44,631,101 shares outstanding at March 31, 2018 and 43,931,484 shares issued
and 43,913,136 shares outstanding at December 31, 2017	446	439
Additional paid-in capital	402,146	399,426
Accumulated other comprehensive loss	(73,396)	(66,707)
Retained earnings	35,089	23,864
Treasury stock, at cost; 18,348 shares at March 31, 2018 and at December 31, 2017	(175)	(175)
Total stockholders’ equity	364,110	356,847
Non-controlling interest	13,031	12,144
Total equity	377,141	368,991
Total liabilities and stockholders' equity	$455,969	$463,913

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Cash flows from operating activities
Net income	$11,865	$6,348
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	4,420	6,586
Amortization of deferred loan cost	84	180
Share-based compensation	2,374	337
Provision for inventory obsolescence	408	—
Deferred income tax benefit	(1,186)	(2,144)
Gain on sale of property and equipment	(17)	(55)
Foreign exchange gain on financing item	—	843
Change in fair value of contingent consideration	(1,353)	—
Changes in operating assets and liabilities:
Accounts receivable—trade	(13,350)	(11,848)
Inventories	1,838	(521)
Prepaid expenses and other assets	(477)	(219)
Accounts payable—trade	2,709	(29)
Accrued expenses	(2,543)	71
Other liabilities	508	(876)
Income taxes receivable/payable	(13,579)	3,891
Net cash (used in) provided by operating activities	(8,299)	2,564
Cash flows from investing activities
Purchases of property and equipment	(1,121)	(1,581)
Proceeds from sales of property and equipment	110	71
Purchase of intangible assets	(55)	—
Proceeds from short-term note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	—	(5,872)
Net cash used in investing activities	(1,066)	(6,382)
Cash flows from financing activities
Equipment note borrowings	—	750
Payments on equipment note and capital leases	(490)	(14)
Promissory note borrowings	1,951	462
Payments on promissory note	(1,850)	—
Payments related to public offering	—	(583)
Repayment of term note	—	(3,000)
Proceeds from the exercise of options for common stock	353	—
Net cash used in financing activities	(36)	(2,385)
Effect of exchange rate changes on cash and cash equivalents	(728)	(92)
Net change in cash and cash equivalents	(10,129)	(6,295)
Cash and cash equivalents beginning of period	33,809	18,275
Cash and cash equivalents end of period	$23,680	$11,980
Supplemental cash flow information
Cash paid for income taxes (net of refunds)	$15,452	$371
Noncash investing and financing activities
Unpaid costs related to public offering	—	708
Assets obtained by entering into a capital lease	1,031	43

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing performance or which, in the case of share-based compensation, are non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted Net Income is defined as net income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Net Earnings per Diluted Share is defined as Adjusted Net Income divided by our diluted weighted average common shares outstanding during the relevant period. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share enables investors to assess our performance from period to period using the same metrics utilized by management and that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net per Diluted Share enable investors to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Net Earnings per Diluted Share (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net income, income from operations or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP and they should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measure of financial performance calculated under GAAP:

ADJUSTED NET INCOME AND ADJUSTED NET EARNINGS PER DILUTED SHARE

	Three Months Ended
	March 31, 2018		March 31, 2017
	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share	Effect on Net Income (After- Tax)	Impact on Diluted Earnings Per Share
Net income attributable to NCS Multistage Holdings, Inc.	$10,978	$0.23	$6,550	$0.18
Adjustments (after tax)
IPO-related professional expense (a)	—	—	1,120	0.03
Acquisition and merger costs (b)	—	—	232	0.01
Realized and unrealized (gains) losses (c)	(156)	—	648	0.01
Change in fair value of contingent consideration (d)	(1,005)	(0.02)	—	—
Adjusted net income attributable to NCS Multistage Holdings, Inc.	$9,817	$0.21	$8,550	$0.23

_____________________

(a)	Represents non-capitalizable costs of professional services incurred in connection with our IPO.
(b)	Represents costs of professional services incurred in connection with our acquisition of a 50% interest in Repeat Precision and Spectrum acquisition.
(c)	Represents realized and unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(d)	Represents the change in the fair value of the earn-outs associated with our acquisitions.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

	Three Months Ended
	March 31,
	2018	2017
Net income	$11,865	$6,348
Income tax expense	945	2,100
Interest expense, net	457	1,509
Depreciation	1,099	564
Amortization	3,321	6,022
EBITDA	17,687	16,543
Share-based compensation (a)	2,374	337
Professional fees (b)	(104)	1,791
Unrealized foreign currency loss (c)	1,651	79
Realized foreign currency (gain) loss (d)	(1,834)	862
Change in fair value of contingent consideration (e)	(1,353)	—
Other (f)	241	(382)
Adjusted EBITDA	$18,662	$19,230
Adjusted EBITDA Margin	26%	33%

_____________________

(a)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(b)	Represents non-capitalizable costs of professional services incurred in connection with our IPO, financings, refinancings and the evaluation of proposed and completed acquisitions.
(c)	Represents unrealized foreign currency translation gains and losses primarily in respect of our indebtedness.
(d)	Represents realized foreign currency translation gains and losses with respect to principal and interest payments related to our indebtedness.
(e)	Represents the change in the fair value of the earn-outs associated with our acquisitions.
(f)

Represents the impact of a research and development subsidy that is included in income tax expense (benefit) in accordance with GAAP, fees incurred in connection with refinancing our credit facilities, arbitration awards, board of directors fees and travel expenses prior to our IPO as permitted by the terms of our prior credit agreement and other charges and credits.

NCS MULTISTAGE HOLDINGS, INC.

REVENUE BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
United States
Product sales	$13,577	$12,313
Services	8,423	2,762
Total United States	22,000	15,075
Canada
Product sales	35,698	32,190
Services	11,477	9,482
Total Canada	47,175	41,672
Other Countries
Product sales	833	1,071
Services	678	818
Total Other Countries	1,511	1,889
Total
Product sales	50,108	45,574
Services	20,578	13,062
Total	$70,686	$58,636